Exhibit 10.19

                     DAS Communications Consulting Agreement

                             DAS COMMUNICATIONS LTD.

                               83 RIVERSIDE DRIVE

                               New York, NY 10024

J. Patrick Kenny
Drinks Americas, Inc.
372 Danbury Road, Suite 163
Wilton, CT 06897

October 28, 2002

Dear Patrick,

Further to our telephone conversation today I am delighted to work with you as a consultant in helping to develop spirit and beverage products, utilizing the direct endorsement or branding of talent which we will help you identify and come to terms with.

I need some clarification in respect to the retainer and also a little better understanding about the structure with respect to specific products that we bring to the table. Specifically with respect to my client roster. I want to avoid any conflicts with respect to moneys paid to my clients and moneys paid to DAS Communications LTD, as a consultant.

I would love to sit down with you and your earliest opportunity to flesh out these details and come to a clear understanding so that we can begin work.

In the short run I wish you well with respect to your financing activities. I know what that's like and send my sympathies.

Best regards.

Sincerely,

/s/ David Sonenberg

David Sonenberg

DAS.enc.